Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 1, 2021, with respect to the Consolidated Statements of Revenues and Direct Expenses of Bakers Square Holdings, LLC and Village Inn Holdings, LLC for the fiscal years ended December 27, 2020 and December 29, 2019 and with respect to the Statement of Assets Acquired and Liabilities Assumed of Bakers Square Holdings, LLC and Village Inn Holdings, LLC as of December 27, 2020, included in this Current Report on Form 8-K/A of BBQ Holdings, Inc.  We consent to the incorporation by reference of said reports in the Registration Statements of BBQ Holdings, Inc. on Forms S-3 (File No. 333-258462 and File No. 333-258481) and on Forms S-8 (File No. 333-255098, File No. 333-226816, File No. 333-208261, File No. 333-204015, File No. 333-176278 and File No. 333-124985).

/s/ Schechter, Dokken, Kanter, Andrews & Selcer, Ltd.

Minneapolis, Minnesota

September 1, 2021